CONSOL Energy Announces Third Quarter Results

Thursday October 27, 7:30 am ET

PITTSBURGH, Oct. 27 /PRNewswire-FirstCall/ — CONSOL Energy Inc. (NYSE: CNX - News), a high-Btu bituminous coal and a coalbed methane gas company, reported record earnings of $377.0 million, or $4.04 per diluted share, for its third quarter ended September 30, 2005, compared with a loss of $11.6 million, or $0.13 per diluted share, for the same period a year earlier. Net cash from operating activities was $32.9 million for the September 2005 quarter, compared with $7.7 million in the same period a year earlier.

FINANCIAL RESULTS—Period-To-Period Comparison

	Quarter Ended September 30, 2005	Quarter Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Total Revenue and Other Income	$1,207.3	$659.9	$2,841.4	$1,985.3
Earnings Before Effect of Accounting Change	$377.0	$(11.6)	$493.3	$47.5
Net Income	$377.0	$(11.6)	$493.3	$130.9
Earnings Per Share (Diluted)	$4.04	$(0.13)	$5.33	$1.44
Net Cash from Operating Activities	$32.9	$7.7	$190.4	$195.3
EBITDA	$452.6	$49.5	$735.7	$248.8	*
EBIT	$388.5	$(13.5)	$541.4	$64.6	*
Capital Expenditures	$(117.7)	$(94.5)	$(287.3)	$(299.1)
Other Investing Cash Flows	$430.2	$1.7	$446.5	$15.8

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. Other investing cash flows represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to mineral leases; Investment in Equity Affiliates; Proceeds from Sales of Assets; Proceeds from sale of 18.5% of CNX Gas and changes in restricted cash. *Before cumulative effect of accounting change.

“This was solid performance from our ongoing operations in a quarter that, historically, has been weak for us,” said J. Brett Harvey, president and chief executive officer. “Expanded coal and gas production coupled with higher prices for both coal and gas greatly improved third quarter performance compared with last year.”

Harvey also commented on the contribution from the company’s initiative on CNX Gas. “As we pledged we would do, we established the value of our gas business in the market and monetized a portion of that value during the quarter,” Harvey explained. “We see this as a successful strategic financial initiative that resulted in record quarterly earnings for CONSOL Energy.”

In July, CONSOL Energy created CNX Gas Corporation. In August, CNX Gas Corporation subsequently sold 18.5 percent of its shares to outside investors and returned the proceeds of that sale to CONSOL Energy as a special dividend. CONSOL Energy retains an 81.5 percent ownership in CNX Gas Corporation.

“Our strategy regarding CNX Gas allows us to participate meaningfully in their substantial upside potential, while still rewarding our shareholders with record earnings for the quarter,” Harvey said.

“Coal and gas markets during the quarter continued to improve,” Harvey said, “reflecting a relatively warm summer and domestic economic growth, both of which drove the strong increase in demand for electricity.” The company estimates that contract prices for the company’s Pittsburgh seam coals have increased for all but the highest sulfur coal during the quarter just ended.

“The continued improvement in contract pricing is reflected to some extent in the improvement in average realized prices for the September 2005 quarter,” Harvey said, “but it is reflected even more so in the improvement in pricing we are able to secure for coal being sold in the next several years.” He said he expected prices for the highest sulfur Northern Appalachian coals to rise over time as power plant operators complete announced additions of sulfur removal equipment to their existing power plants.

Period-To-Period Analysis of the Quarter

Total revenue and other income increased 83.0 percent, primarily reflecting the gain on the sale of 18.5 percent of CNX Gas Corporation, increased production of coal and gas, and higher prices received for coal and gas.

Total costs increased 20.9 percent.

Costs of goods sold increased 22.3 percent primarily due to higher costs for produced coal, reflecting greater produced coal volumes, higher contract mining fees, higher supply and labor costs, higher gas unit costs of production, and higher costs for purchased gas (offset by a commensurate increase in purchased gas sales revenue).

Selling, general and administrative costs increased 32.4 percent, reflecting increased professional consulting services related to various corporate initiatives.

Depreciation, depletion and amortization increased 1.7 percent reflecting increased depreciation, depletion and amortization of gas gathering placed in service after the third quarter of 2004.

Interest expense increased 8.3 percent, reflecting reduced amounts of interest capitalized in the quarter just ended compared with the same quarter a year ago.

Taxes other than income increased 16.2 percent, reflecting higher coal and gas production taxes driven by higher prices and increased produced volumes of coal and gas, and reflecting higher payroll taxes driven by increased employee-counts in coal operations.

Total debt decreased 0.7 percent since the beginning of the year. As of September 30, 2005, CONSOL Energy had $882.2 million in total liquidity, which is comprised of $353.2 million of cash, an available accounts receivable securitization facility of $118.1 million and $410.9 million available to be borrowed under its $750 million bank facility.

Coal Operations

	Quarter Ended September 30, 2005	Quarter Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Total Coal Sales (millions of tons)	17.4	15.7	52.6	50.4
Sales—Company-Produced (millions of tons)	16.9	15.1	51.3	48.8
Coal Production (millions of tons)	16.8	15.2	51.5	48.6
Average Realized Price Per Ton — Company-Produced	$35.61	$29.64	$35.39	$29.41
Operating Costs Per Ton	$23.13	$22.45	$22.41	$20.82
Non-operating Charges Per Ton	$5.18	$5.11	$4.86	$4.75
DD&A Per Ton	$2.96	$2.90	$2.84	$2.60
Total Cost Per Ton — Company-Produced*	$31.27	$30.47	$30.10	$28.16

Sales and production includes CONSOL Energy’s portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. *Amounts may not add due to rounding.

Coal segment performance improved in the quarter-to-quarter comparison, reflecting significantly higher realized prices for company-produced coal, higher sales and production volumes, partially offset by an increase in unit costs of production.

Sales of company-produced coal increased 1.8 million tons, or 11.9 percent, in the period-to-period comparison. Average realized price for company-produced coal increased $5.97 per ton, an increase of 20.1 percent in the same comparison, reflecting improved contract and spot pricing. The company produced about 1.1 million tons of metallurgical grade coal during the quarter just ended.

Production of coal increased 1.6 million tons, or 10.5 percent, in the quarter-to-quarter comparison. McElroy and Bailey mines showed strong improvement in production period-to-period. Other mines, including Mine 84, Loveridge, Emery and Miller Creek, also improved production. VP 8, Shoemaker, and Buchanan mines had production declines period-to-period. Shoemaker, VP 8, Blacksville #2, Loveridge, Robinson Run and Amonate mines were on vacation the first eight days of July. Bailey and Enlow Fork mines took one week of vacation during the quarter, while Mahoning Valley, Mine 84 and Emery took a two-week vacation during the quarter.

Total costs for company-produced coal increased $0.80 per ton, or 2.6 percent, in the period-to-period comparison. The increase was due primarily to higher supply costs reflecting, in part, adverse mining conditions at several mines, higher contract mining fees, and higher production taxes reflecting increases in production and prices.

Operating margins (average realized price less operating costs) were $12.48 per ton, an improvement of 73.6 percent period-to-period, while financial margins (average realized price less total costs) were $4.34 per ton in the September 2005 quarter compared with a loss of $0.83 per ton in the same quarter a year earlier.

Gas Operations

	Quarter Ended September 30, 2005	Quarter Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Volumes
Gas Sales Volumes (Bcf)—Produced net	12.5	12.3	36.1	36.1
3rd Party Gas Gathered Volumes (Bcf)	1.1	0.7	2.9	1.8
Price Received/Mcf	$5.98	$4.91	$5.56	$5.05
Costs/ Mcf—Production
Lifting	$0.35	$0.32	$0.35	$0.29
Other Production Costs	$0.21	$0.21	$0.20	$0.18
Administration	$0.37	$0.31	$0.35	$0.30
DD&A	$0.48	$0.49	$0.50	$0.47
Production Taxes	$0.22	$0.18	$0.19	$0.18
Costs/ Mcf—Gathering
Operating Costs	$0.79	$0.78	$0.77	$0.70
DD&A	$0.23	$0.21	$0.24	$0.22
Total Costs/Mcf*	$2.65	$2.50	$2.60	$2.34

Volumes, including CONSOL Energy’s portion from equity affiliates expressed as net revenue interest, in billions of cubic feet (Bcf). Royalty payments, which are included in Cost of Goods Sold for gas in our income statement, were: $0.71/Mcf in the 2005 quarter, compared with $0.61/Mcf in the 2004 quarter; and $0.60/Mcf for the nine months of 2005, compared with $0.60/Mcf for the nine months of 2004. *Amounts may not add due to rounding.

Sales volumes of company-produced gas net of the royalty owners’ interest increased 1.6 percent in the quarter-to-quarter comparison. Volumes came in at the mid-point of the previous guidance range despite the loss of some gob gas at Buchanan Mine after the September 16, 2005 skip hoist accident. Net gas price received was up 21.8 percent in the quarter-to-quarter comparison, reflecting un-hedged volumes that were sold at higher prices.

Unit costs of production (net of production taxes) were $1.41 per mcf, an increase of 6.0 percent from the prior year’s quarter of $1.33 per mcf. Total costs of production and gathering were $2.65 per mcf, up 6.0 percent from the prior year’s quarter of $2.50 per mcf.

Developments During the Quarter

In July, CONSOL Energy created CNX Gas Corporation as a wholly owned subsidiary. CNX Gas owns, operates and conducts CONSOL Energy’s gas business. Subsequent to the creation of the new company, CNX Gas Corporation sold approximately 18.5 percent of its outstanding common stock in a private transaction.

In September, CONSOL Energy announced several changes in management in coal operations, coal sales and corporate functions.

Also in September, the Buchanan Mine, near Mavisdale, Virginia, experienced a problem with the mine’s skip hoist mechanism that lifts coal from the mine to the surface, causing coal production to be suspended. The company subsequently announced that it expected to repair the problem and to return to production in November.

Subsequent Events

In October, CONSOL Energy announced the election of David C. Hardesty, Jr. to serve on the company’s board of directors. Hardesty is president of West Virginia University.

Outlook

The company provides the following update to its guidance previously provided on July 28, 2005.

GUIDANCE

	2005 Estimate	2006 Estimate	2007 Estimate	2008 Estimate
FINANCIAL FORECAST
DD&A	$261	$291	$321	N.A.
CAPEX Required to Meet Production Forecasts	$406	$641	$636	N.A.
Assumed Effective Tax Rate*	6%	24%	26%	N.A.
COAL
Tons Produced (millions of tons)	68.5 - 69.5	68 - 72	69 - 73	N.A.
Tons Committed (millions of tons at Oct. 10, 2005)	Sold out	65.0	42.0	28.9
Tons Committed and Priced (millions of tons at Oct. 10, 2005)	Sold out	62.5	41.0	22.8
Av. Realized Price/ Ton Committed & Priced	$35.34	$36.66	$37.55	$39.63
GAS
Volumes produced (Bcf)(net)	48.5 - 50.0	56	66	76
Produced Volumes Hedged (Bcf at Sept. 30, 2005)	38.2	17.0	7.4	7.4
Weighted Average Hedge Price/Mcf	$4.77	$7.42	$7.67	$7.20

Financial data in millions except unit prices. Gas volumes expressed in net revenue interest. Capital for 2006, 2007 and 2008 are estimates. Actual amounts are approved annually by the company’s Board of Directors.

*Based on current tax code.

2005 Quarterly Production Guidance

	1Q Actual	2Q Actual	3Q Actual	4Q Estimate
Coal (millions of tons)	18.2	16.5	16.8	17.0 - 18.0
Gas (billions of cubic feet)	12.3	11.3	12.5	12.4 - 12.9

Gas volumes expressed in net revenue interest.

Demand for high-Btu bituminous coal in the United States is likely to remain strong for the next several years, based on expressions of interest for multi-year contracts at today’s market prices by electric power generators. Continued growth in demand for electricity, historically low inventory levels at power plants, low inventories at mine sites, low rates of capacity expansion in the bituminous coal production areas and logistical challenges in moving meaningful additional coal from distant western production areas to the eastern United States all suggest that high-Btu coals will remain in tight supply.

“We expect to execute a steady, disciplined growth strategy for coal in the next three years, matching our increases in production capacity with market demand,” Harvey said. He said most of the capacity increases will come from efficiency projects that also lower the unit cost of coal production as well as from smaller additions to capacity at various operations in Central Appalachia.

He noted that larger expansions in capacity, such as the recently announced plan to expand the Enlow Fork Mine in Pennsylvania, also are part of the company’s growth strategy, but are subject to the securing contracts that expand company markets at prices that produce acceptable rates of return on the capital invested. “Our focus is clear — we are prepared to meet market demands for tons provided that the market signals a willingness to provide us with fair rates of return for the investments that we make,” Harvey said.

CONSOL Energy made progress on cost-control during the quarter just ended, Harvey noted. “We slowed the rate of cost inflation during the September quarter. We are not satisfied with where we are on the cost curve, but we believe our costs are significantly better than most eastern producers, and our coal operations managers are very focused on cost issues.” Harvey said that the efficiency projects planned through 2007 should lower total company unit costs by $0.50 per ton before inflation.

To further control costs, a number of continuous miner development sections at the Shoemaker Mine in West Virginia will be eliminated. Harvey said that development work would be completed on the 1B and 2B longwall panels at Shoemaker and then further development at that mine would be suspended. Continuous mining unit costs are much higher than longwall mining costs.

“Shoemaker Mine is the only mine we have operating in the Pittsburgh Seam that does not have a full belt haulage system moving coal from the face to the preparation plant,” he explained. “We would like to convert this mine to all belt haulage, but the market price for Shoemaker coal in the next few years will not justify that investment.”

Harvey said that the plan would allow the mine to run through the spring of 2007, thereby meeting its current contractual obligations. After the 1B and 2B longwall panels have been mined, Shoemaker would be shut down.

“Shoemaker is our highest sulfur coal,” he said. “Once power generators complete current plans for retrofitting scrubbers to their plants to remove sulfur dioxide, prices for Shoemaker coal should improve. But at the moment, Shoemaker’s cost structure is uneconomic and we are not willing to operate the mine at a loss for the next several years while scrubbers are built.”

In other coal developments, Harvey said that recent state initiatives in West Virginia and Montana that encourage the development of alternative uses to the direct combustion of coal will create unprecedented new demand for coal over the next decade.

“The current hurricane season has exposed the potential fragility of U.S. domestic supplies of oil and natural gas,” Harvey explained. He said gasifying or liquefying the Unites States’ substantial coal reserves would help to stabilize the nation’s energy supplies.

“CONSOL Energy is in a great position to benefit from this new interest in Btu conversion,” Harvey said. “We have numerous large reserve areas within our 4.5 billion ton reserve base that could provide the feedstock to large liquefaction or gasification plants.”

Harvey also noted that the company expects to see earnings improvement at CNX Gas Corporation in 2006 due to higher forecasted levels of company production and higher expected average realized prices compared with 2005 based on current NYMEX futures.

“This year’s hurricane season also has highlighted the value of onshore gas production to the nation’s energy requirements,” Harvey said. “A key development for CNX Gas will be the completion of Duke Energy’s Jewell Ridge lateral line by next summer. This will give CNX Gas the opportunity to move more of its gas out of the Appalachian Basin to nearby markets.”

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy

EBIT & EBITDA

(000) Omitted

	Quarter Ended 09/30/05	Quarter Ended 09/30/04	Nine Months Ended 09/30/05	Nine Months Ended 09/30/04
Net Income/(Loss)	$376,982	$(11,574)	$493,268	$130,914
Less: Cumulative Effect of Accounting Change	—	—	—	$(83,373)
Adjusted Net Income	376,982	(11,574)	493,268	47,541
Add: Interest Expense	6,791	6,271	20,904	23,653
Less: Interest Income	(2,436)	(1,417)	(4,021)	(4,609)
Add: Income Taxes	7,173	(6,792)	31,261	(1,964)
Earnings Before Interest & Taxes (EBIT)	388,510	(13,512)	541,412	64,621
Add: Depreciation, Depletion & Amortization	64,100	63,015	194,259	184,210
Earnings Before Interest, Taxes and DD&A (EBITDA)	$452,610	$49,503	$735,671	$248,831

Forward-Looking Statements

CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “forecast,” “estimate,” “intend,” “predict,” and

“continue” or similar words. These risks, uncertainties and contingencies include, but are not limited to, the following:

-	the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas;

-	our inability to hire qualified people to meet replacement or expansion needs;

-	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate;

-	uncertainties in estimating our economically recoverable coal and gas reserves;

-	risks in exploring for and producing gas;

-	obtaining governmental permits and approvals for our operations;

-	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

-	a decline in prices we receive for our coal and gas affecting our operating results and cash flows;

-	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

-	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

-	reliance on major customers;

-	our inability to collect payments from customers if their creditworthiness declines;

-	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

-	the effects of government regulation;

-	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, potential acquisitions and to meet our other obligations;

-	the incurrence of losses in future periods;

-	the effects of mine closing, reclamation and certain other liabilities;

-	our ability to comply with restrictions imposed by our senior credit facility;

-	increased exposure to employee related long-term liabilities;

-	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

-	the outcome of various asbestos litigation cases;

-	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

-	results of class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs;

-	our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries; and

-	the anti-takeover effects of our rights plan could prevent a change of control.

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands—except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Sales—Outside	$738,793	$568,389	$2,195,069	$1,766,782
Sales—Purchased Gas	88,288	49,349	157,545	65,419

Sales—Related Party	4,135	—	4,749	—
Freight—Outside	30,718	21,232	92,507	82,439
Freight—Related Party	468	—	468	—
Other Income	17,525	20,906	63,726	70,675
Gain on Sale of 18.5% of CNX Gas	327,326	—	327,326	—
Total Revenue and Other Income	1,207,253	659,876	2,841,390	1,985,315
Cost of Goods Sold and Other
Operating Charges (exclusive of depreciation, depletion and amortization shown below)	549,454	473,009	1,616,071	1,386,123
Purchased Gas Costs	89,653	49,752	159,739	65,969
Freight Expense	31,186	21,232	92,975	82,439
Selling, General and Administrative Expense	24,090	18,191	59,276	54,051
Depreciation, Depletion and Amortization	64,100	63,015	194,259	184,210
Interest Expense	6,791	6,271	20,904	23,653
Taxes Other Than Income	54,365	46,772	170,178	143,293
Total Costs	819,639	678,242	2,313,402	1,939,738
Earnings Before Income Taxes, Minority Interest and Cumulative Effect of Change in Accounting Principle	387,614	(18,366)	527,988	45,577
Income Taxes	7,173	(6,792)	31,261	(1,964)
Earnings Before Minority Interest and Cumulative Effect of Change in Accounting Principle	380,441	(11,574)	496,727	47,541
Minority Interest	(3,459)	—	(3,459)	—
Cumulative Effect of Change in Accounting for Workers’ Compensation Liability, net of Income Taxes of $53,080	—	—	—	83,373
Net Income (Loss)	$376,982	$(11,574)	$493,268	$130,914
Basic Earnings Per Share	$4.09	$(0.13)	$5.39	$1.45
Dilutive Earnings Per Share	$4.04	$(0.13)	$5.33	$1.44
Weighted Average Number of Common Shares Outstanding:
Basic	92,112,770	90,361,024	91,501,949	90,122,954
Dilutive	93,392,289	90,361,024	92,483,178	91,018,644
Dividends Paid Per Share	$0.14	$0.14	$0.42	$0.42

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Activities:
Net Income (Loss)	$376,982	$(11,574)	$493,268	$130,914
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Cumulative Effect of Change in

Accounting Principle, net of tax	—	—	—	(83,373)
Depreciation, Depletion and Amortization	64,100	63,015	194,259	184,210
Compensation from Restricted Stock Unit Grants	857	429	2,654	715
(Gain) Loss on the Sale of Assets	(2,201)	(8,533)	(12,854)	(38,869)
(Gain) Loss on Sale of 18.5% Interest in Gas Segment	(327,326)	—	(327,326)	—
Change in Minority Interest	3,459	—	3,459	—
Amortization of Mineral Leases	313	793	3,974	4,294
Deferred Income Taxes	(9,803)	(4,257)	(10,575)	2,022
Equity in (Earnings) Losses of Affiliates	(134)	556	(1,952)	3,951
Changes in Operating Assets:
Accounts Receivable Securitization	(15,000)	(22,700)	(125,000)	(5,700)
Accounts and Notes Receivable	(27,731)	19,443	(47,808)	12,815
Inventories	3,437	1,477	(10,320)	(7,051)
Prepaid Expenses	(9,377)	29,494	(17,405)	(3,820)
Changes in Other Assets	5,019	4,210	5,785	9,066
Changes in Operating Liabilities:
Accounts Payable	21,732	17,857	5,307	28,016
Other Operating Liabilities	(12,184)	(32,951)	37,711	(26,270)
Changes in Other Liabilities	(42,587)	(50,313)	(4,957)	(14,880)
Other	3,365	750	2,149	(707)
	(344,061)	19,270	(302,899)	64,419
Net Cash Provided by Operating Activities	32,921	7,696	190,369	195,333
Investing Activities:
Capital Expenditures	(117,700)	(94,497)	(287,262)	(299,094)
Additions to Mineral Leases	(1,474)	(880)	(7,826)	(4,267)
Net Investment in Equity Affiliates	8,739	(181)	1,901	(2,792)
Proceeds from Sales of 18.5% Interest in Gas Segment	420,167	—	420,167	—
Proceeds from Sales of Assets	2,765	2,727	32,236	22,829
Net Cash Provided by (Used in) Investing Activities	312,497	(92,831)	159,216	(283,324)
Financing Activities:
Payments on Miscellaneous Borrowings	(118)	(197)	(284)	(4,535)
Proceeds from Short Term Borrowings	2,200	—	2,200	—
Proceeds from (Payments on) Revolver	—	45,000	(1,700)	(20,000)
Payments on Long Term Notes	—	—	—	(45,000)
Dividends Paid	(12,909)	(12,637)	(38,377)	(37,811)
Withdrawal from Restricted Cash	—	918	—	190,918
Stock Options Exercised	13,932	4,552	35,369	10,535
Net Cash Provided by (Used in) Financing Activities	3,105	37,636	(2,792)	94,107
Net Increase (Decrease) in Cash and Cash Equivalents	348,523	(47,499)	346,793	6,116
Cash and Cash Equivalents at Beginning of Period	4,692	60,128	6,422	6,513
Cash and Cash Equivalents at End of Period	$353,215	$12,629	$353,215	$12,629

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands—except per share data)

	(Unaudited) SEPTEMBER 30, 2005	DECEMBER 31, 2004
ASSETS
Current Assets:
Cash and Cash Equivalents	$353,215	$6,422
Accounts and Notes Receivable:
Trade	275,751	111,580
Other Receivables	39,774	30,251
Inventories	137,935	121,902
Deferred Income Taxes	172,885	145,890
Recoverable Income Taxes	—	14,614
Prepaid Expenses	53,794	39,510
Total Current Assets	1,033,354	470,169
Property, Plant and Equipment:
Property, Plant and Equipment	6,865,640	6,514,016
Less—Accumulated Depreciation, Depletion and Amortization	3,507,614	3,331,436
Total Property, Plant and Equipment—Net	3,358,026	3,182,580
Other Assets:
Deferred Income Taxes	366,533	355,008
Investment in Affiliates	53,458	47,684
Other	133,153	140,170
Total Other Assets	553,144	542,862
TOTAL ASSETS	$4,944,524	$4,195,611

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands—except per share data)

	(Unaudited) SEPTEMBER 30, 2005	DECEMBER 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$179,762	$166,068
Short-Term Notes Payable	2,200	5,060
Current Portion of Long-Term Debt	3,909	3,885
Accrued Income Taxes	14,420	—
Other Accrued Liabilities	540,338	530,472
Total Current Liabilities	740,629	705,485
Total Long-Term Debt	425,646	425,760
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than

Pensions	1,580,389	1,531,250
Pneumoconiosis Benefits	413,750	427,264
Mine Closing	358,005	305,152
Workers’ Compensation	136,020	140,318
Deferred Revenue	32,697	50,208
Salary Retirement	32,355	51,957
Reclamation	37,358	5,745
Other	176,571	83,451
Total Deferred Credits and Other Liabilities	2,767,145	2,595,345
Minority Interest	93,645	—
Total Liabilities and Minority Interest	4,027,065	3,726,590
Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 92,405,258 Issued and Outstanding at September 30, 2005; 91,267,558 Issued and 90,642,939 Outstanding at December 31, 2004	924	913
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	880,321	846,644
Retained Earnings (Deficit)	177,460	(277,406)
Other Comprehensive Loss	(133,894)	(89,193)
Unearned Compensation on Restricted Stock Units	(7,352)	(4,883)
Common Stock in Treasury, at Cost - 0 Shares at September 30, 2005, 624,619 Shares at December 31, 2004	—	(7,054)
Total Stockholders’ Equity	917,459	469,021
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,944,524	$4,195,611

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands—except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Unearned Compensation on Restricted Stock Units	Treasury Stock	Total Stockholders’ Equity
Balance - December 31, 2004	$913	$846,644	$(277,406)	$(89,193)	$(4,883)	$(7,054)	$469,021
(Unaudited)
Net Income	—	—	493,268	—	—	—	493,268
Treasury Rate Lock (Net of $39 tax)	—	—	—	(60)	—	—	(60)
Gas Cash Flow Hedge (Net

of $27,906 tax)	—	—	—	(44,641)	—	—	(44,641)
Comprehensive Income (Loss)	—	—	493,268	(44,701)	—	—	448,567
Dividend
Equivalents on Restricted Stock Units (1,814 units)	—	177	—	—	(177)	—	—
Issuance of Restricted Stock Units under the Equity Incentive Plan (94,691 shares)	—	4,211	—	—	(4,211)	—	—
Stock Options Exercised (1,762,319 shares)	11	28,304	—	—	—	7,054	35,369
Stock-Based Compensation from Accelerated Vesting	—	735	—	—	—	—	735
Common Stock Issued (4,946 shares)	—	225	—	—	—	—	225
Amortization of Restricted Stock Unit Grants	—	—	—	—	1,919	—	1,919
Dividends ($.42 per share)	—	25	(38,402)	—	—	—	(38,377)
Balance - September 30, 2005	$924	$880,321	$177,460	$(133,894)	$(7,352)	$—	$917,459

PRODUCTION REPORT

COAL (Millions of Tons)	3rd Quarter 2005 Actual	3rd Quarter 2004 Actual
Northern Appalachia	13.7	12.0
Central Appalachia	2.8	3.2
Other Areas	0.3	N.M.
Total	16.8	15.2

GAS (Billion Cubic Feet)	3rd Quarter 2005 Actual	3rd Quarter 2004 Actual
Total (Net)	12.5	12.3

ELECTRICITY (Megawatt Hours)	3rd Quarter 2005 Actual	3rd Quarter 2004 Actual
Total	12,004	696

Note:	All production figures include CONSOL Energy’s portion of production from equity affiliates.

SPECIAL INCOME STATEMENT

September QTR

In Millions

	Three Months Ended September 30, 2005
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$603	$21	$624	$173	$34	$831
Freight Revenue	31	—	31	—	—	31
Other Income	—	6	6	6	6	18
Gain (Loss) on Sale of 18.5% of CNX Gas	—	—	—	—	327	327
Total Revenue and Other Income	634	27	661	179	367	1,207

Cost of Goods Sold	421	55	476	121	43	640
Freight Expense	31	—	31	—	—	31
Selling, General & Admin.	17	—	17	3	4	24
DD&A	47	5	52	9	3	64
Interest Expense	—	—	—	—	7	7
Taxes Other Than Income	33	16	49	4	1	54
Total Cost	549	76	625	137	58	820

Earnings Before Income Taxes and Minority Interest	$85	$(49)	$36	$42	$309	387

Income Tax						(7)

Earnings Before Minority Interest						380

Minority Interest						(3)

Net Income						$377

SPECIAL INCOME STATEMENT

September YTD

In Millions

	Year to Date September 30, 2005
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$1,819	$59	$1,878	$386	$93	$2,357
Freight Revenue	93	—	93	—	—	93
Other Income	—	45	45	13	6	64
Gain (Loss) on Sale of 18.5% of CNX Gas	—	—	—	—	327	327
Total Revenue and Other Income	1,912	104	2,016	399	426	2,841

Cost of Goods Sold	1,214	200	1,414	244	119	1,777
Freight Expense	93	—	93	—	—	93
Selling, General & Admin.	45	1	46	5	8	59
DD&A	143	15	158	26	10	194
Interest Expense	—	—	—	—	21	21
Taxes Other Than Income	104	50	154	10	6	170
Total Cost	1,599	266	1,865	285	164	2,314

Earnings Before Income Taxes

and Minority Interest	$313	$(162)	$151	$114	$262	527

Income Tax						(31)

Earnings Before Minority Interest						496

Minority Interest						(3)

Net Income						$493

CONSOL Energy Inc.

Financial and Operating Statistics

26-Oct-05

	Quarter Ended Sep 30
	2005	2004
AS REPORTED FINANCIALS:

Revenue ($ MM)	$1,207.253	$659.876
EBIT ($MM)	$388.510	$(13.512)
EBITDA ($ MM)	$452.610	$49.503
Net Income / (Loss) ($ MM)	$376.982	$(11.574)
EPS(diluted)	$4.04	$(0.13)
Average shares outstanding—Dilutive	93,392,289	90,361,024

CAPEX, excl. acquisitions ($ MM)	$117.700	$94.497

COAL OPERATIONAL:
# Mining Complexes (end of period)	22	19
# Complexes Producing (end of period)	18	15
Sales (MM tons)-Produced only	16.942	15.140
Average sales price * ($/ton)	$35.61	$29.64
Production income ($/ton)	$4.34	$(0.83)
Production (MM tons)-Produced only	16.777	15.225
Produced Tons Ending inventory (MM tons)****	1.558	1.046

* note: average sales price of tons produced

GAS OPERATIONAL/FINANCIAL(incl. equity companies):
8/8 BASIS
GAS sales volumes (Bcf) gross	14.3	14.1
GAS sales price ($/Mcf) net of hedging	$6.07	$4.95
GAS revenue net of hedging ($MM)**	$86.641	$69.797

7/8 BASIS
GAS sales volumes (Bcf)	12.5	12.3
GAS sales price ($/Mcf) net of hedging	5.98	4.91
GAS revenue net of hedging ($MM)**	$74.675	$60.588

GAS EBIT ($MM)**	$42.439	$30.301
GAS EBITDA ($MM)**	$51.107	$38.684
GAS CAPEX ($ MM)***	$33.520	$22.248
OTHER INVESTING CASH FLOWS ($ MM)	$0.046	$(0.044)

**	note:gas revenue, EBIT, EBITDA, and CAPEX included in total company financials
***	note: excludes equity companies
****	note: includes equity companies Individual quarterly data may not add to year-to-date data due to rounding.

Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CNX Gas because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow.

CNX Gas

EBIT & EBITDA

(000) Omitted

	Quarter Ended 09/30/05	Quarter Ended 09/30/04
Earnings Before Interest & Taxes (EBIT)	$42,439	$30,301
Add: Depreciation, Depletion & Amortization	8,668	8,383
Earnings Before Interest, Taxes and DD&A (EBITDA)	$51,107	$38,684